MANAGEMENT SERVICES AGREEMENT


This Management Services Agreement (this "Services Agreement") is made effective as of April 19, 1996, by and among DIGITAL RECORDERS, INC. ("Digital Recorders"), a North Carolina corporation with offices at 4900 Prospectus Drive, Suite 1000, Durham, North Carolina 27713, USA, TRANSIT-MEDIA GmbH ("Transit-Media"), a German corporation and a wholly owned subsidiary of Digital Recorders with offices at Nobelstrasse 22, D-76275 Ettlingen, Germany, and ROBINSON TURNEY INTERNATIONAL, INC. ("RTI"), a Texas corporation with offices at 800 East Campbell Road, Suite 199, Richardson, Texas 75081, USA. Digital Recorders and Transit-Media are referred to collectively herein as the "Client."


                              W I T N E S S E T H:

         WHEREAS, RTI has knowledge and experience in and relating to the worldwide public transportation and transit market and industry and is willing to provide certain services to Transit-Media based on such knowledge and experience, as hereinafter set forth; and

         WHEREAS, the Client desires to receive such services from RTI on the terms and conditions specified in this Services Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DESCRIPTION OF SERVICES: Beginning on March 15, 1996, RTI will provide advisory, consulting and management services to Transit-Media, including oversight and direction in areas such as business development, business and manufacturing operations, marketing, acquisitions, mergers, strategic planning and implementation, and technology, all as related to the public transportation and transit related products and services of Transit-Media (collectively the "Services").

2. PERFORMANCE OF SERVICES: The manner in which the Services are to be performed, and the specific hours to be worked by RTI, shall be determined by RTI. The Client will rely on RTI to work as many hours as may be reasonably necessary to fulfill RTI's obligations under this Services Agreement.

3. COMPENSATION: As compensation for the Services, the Client will pay to RTI a fee equal to a percentage of Transit-Media's Net Sales in the Territory (as defined below) determined in accordance with the following schedule, based on Net Sales volume achieved in each calendar year:

         First $2,000,000 Net Sales----------------rate of 3%
         Next $3,000,000 Net Sales----------------rate of 2%
         Net Sales exceeding $5,000,000--------rate of 1%

         Payment of this fee will be due by the 15th day of each month, without further action by RTI to prompt or collect same, with respect to Net Sales received by Transit-Media or any affiliate in the preceding month, and will continue, following termination of this Services Agreement, until the fee has been paid on all contracts and purchase orders, and contracts and purchase orders resulting from proposals, dated prior to the date of termination of this Services Agreement.



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         For purposes of this Services Agreement, "Net Sales" means gross revenues derived by Transit-Media and its affiliates from direct or indirect sales, as contracted or invoiced, less returns, allowances and other adjustments determined in accordance with generally accepted accounting principles, consistently applied, which is the amount Transit-Media or an affiliate enters in its records as the amount due and payable by a customer. For purposes of this Services Agreement, "Territory" means Singapore, Hong Kong and Europe, which includes but is not necessarily limited to the countries specified on Attachment A attached hereto.

         The Client shall maintain records in sufficient detail for purposes of determining the fees payable to RTI. The Client shall provide to RTI with each payment a written accounting that sets forth, in such detail as is reasonably satisfactory to RTI, the manner in which the fee was calculated. RTI, or RTI's agent, shall have the right to inspect the Client's records for the limited purpose of verifying calculation of the amounts payable, subject to such restrictions as the Client may reasonably impose to protect the confidentiality of those records. Such inspections shall be made during reasonable business hours as may be set by the Client.

4. EXPENSE REIMBURSEMENT: RTI shall be entitled to reimbursement from the Client of all out-of-pocket expenses incurred in rendering the Services. RTI shall obtain prior approval (which may be oral) from the Client of any expense that, in a single instance, is expected to exceed Two Hundred Dollars ($200.00).

5. NEW PROJECT APPROVAL: RTI and the Client recognize that the Services may include the development and implementation by RTI of various new projects for Transit-Media. RTI shall obtain the approval of the Chairman and CEO of Digital Recorders, after such officer has consulted with the managing director of Transit-Media, prior to the commencement of any new project.

6.  TERM & TERMINATION: This Services Agreement may be terminated as follows:

    a. By either party for any reason upon 90 days' written notice to the other party;

    b. By either party upon 30 days' written notice to the other party if the other party commits any material default or breach of any of its agreements, obligations, representations or warranties contained in this Services Agreement; or

    c. By either party upon 30 days' written notice to the other party if the other party (which, in the case of the Client, shall mean Digital Recorders or Transit-Media) is declared bankrupt or becomes insolvent or voluntarily institutes a bankruptcy proceeding under the Bankruptcy Code, or a receiver is appointed for the assets of such other party, or such other party makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due;

PROVIDED, HOWEVER, that this Services Agreement will not be terminated as provided in paragraph (b) or (c) if, within such 30-day period, such other party cures such breach, default, act or circumstance giving rise to the right of termination to the reasonable satisfaction of the party delivering the notice.

         The term of this Services Agreement shall be a period of three years commencing on the date of its execution by RTI and the Client. This Services Agreement shall automatically be renewed for an additional three-year term at the end of the initial and each successive term,



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unless either party shall have given notice to the other party that it elects not to renew this Services Agreement prior to end of the second year of the initial or any subsequent three-year term.

7. RELATIONSHIP OF PARTIES: It is understood by the parties that RTI is an independent contractor with respect to the Client, and not an employee, partner or joint venturer of Digital Recorders or Transit-Media. Unless otherwise specifically agreed with respect to any specific individual, the Client will not provide a salary, fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of RTI or RTI's employees.

         Each agreement, obligation, indemnity, representation and warranty of the Client herein shall be a joint and several agreement, obligation, indemnity, representation and warranty of Digital Recorders and Transit-Media, and Digital Recorders and Transit-Media each shall have the authority to act on behalf of and to bind the other in all matters relating to this Agreement and the transactions contemplated hereby. RTI shall be entitled to rely on any notice, instruction or other communication received from either of such corporations as having been duly authorized by both. Any reference in this Agreement to the Client, or to a "party" or any similar reference, shall, in the case of the Client, be deemed to include Digital Recorders and Transit-Media, jointly and severally, unless the context clearly requires otherwise. Any breach of this Agreement by Digital Recorders or Transit-Media shall constitute a breach by both. Without limiting the foregoing, Digital Recorders acknowledges that it shall have the unconditional obligation in all cases to pay or cause to be paid any and all amounts due RTI hereunder by the date on which such payments are due.

8. DISCLOSURE: RTI is required to disclose any outside activities or interests that, in the sole opinion of RTI, conflict or may conflict with the best interests of Transit-Media. Notwithstanding RTI's opinion on such, prompt disclosure is specifically required under this section if the activity is directly or indirectly competitive with the public transportation and transit business of Transit-Media. As of the date hereof, the only such item is the beneficial holding, by David L. Turney, a principal of RTI, of less than 5,000 shares of Trans Industries common stock.

9. EMPLOYEES: RTI's and the Client's employees, if any, who perform services under this Services Agreement shall also be bound by the provisions of this Services Agreement.

10. INJURIES: RTI acknowledges RTI's obligation to obtain appropriate insurance coverage for the benefit of RTI (and RTI's employees, if any). RTI waives any rights to recovery from the Client for any injuries that RTI (and/or RTI's employees) may sustain while performing Services under this Services Agreement or that are a result of the negligence of RTI or RTI's employees, unless such injuries result from the intentional or reckless behavior or gross negligence of the Client or its employees.

11. ASSIGNMENT AND RELIANCE ON CERTAIN PARTIES: Neither party's rights or obligations under this Services Agreement may be assigned or transferred to any other person, firm or corporation without the prior written consent of the other party. RTI acknowledges that the Client is primarily, but not exclusively, relying on the availability of David L. Turney to perform Services under this Services Agreement. RTI understands that the lack of such availability, at the sole discretion of the Client, may be reason for termination of this Services Agreement by the Client upon 90 days' written notice as provided in Section 6.

12. INTELLECTUAL PROPERTY: The following provisions shall apply with respect to copyrightable works, trademarks, trade secrets, ideas, discoveries, inventions, applications for



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patents, and patents of Transit-Media and RTI (collectively, "Intellectual
Property"):

     a. RTI's Intellectual Property: As of the effective date of this Services Agreement, RTI does not hold any interest in any Intellectual Property which relates to the products and technology of Transit-Media to which this Services Agreement applies other than RTI's exclusive license and distribution rights granted to it by Lite Vision Corporation relating to a device used in passenger information display systems in public transit and transportation-related applications, in accordance with that certain Exclusive Distribution and License Agreement among RTI, Lite Vision Corporation and UTM, Inc. dated as of April 19, 1996. RTI has granted to TwinVision Corp. of North America, Inc., a wholly owned subsidiary of Digital Recorders, a sublicense with respect to its rights under such agreement, pursuant to an Exclusive Distribution and Sublicense Agreement dated as of June 1, 1996 by and between RTI and such company.

     b. Development of Intellectual Property: Any improvements to any existing Intellectual Property of Transit-Media, any other and further inventions or improvements, and any new items of Intellectual Property relating to the products and technology of Transit-Media to which this Services Agreement applies shall be the sole and exclusive property of Transit-Media.

13. CONFIDENTIALITY: RTI and the Client each acknowledge that the other has and will have trade secrets and other proprietary information (such as, but not limited to, future plans, business affairs, process information, technical information, customer lists, inventions, price lists and other pricing information, and information relating to costs, apparatus, products and machinery) (collectively, "Information") which are valuable, special and unique assets of RTI or the Client, respectively. RTI and the Client each agree to not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate in any manner any Information of the other party to any third party without the prior written consent of the other. Each party will protect the Information of the other and treat it as strictly confidential. Notwithstanding the foregoing, neither party shall be obligated to maintain any Information of the other party as confidential and refrain from using or disclosing it, if (a) the Information was in the receiving party's possession or was known to it prior to its receipt from the other party, (b) the Information is independently developed or learned by the receiving party without the utilization of any Information provided by the other party, (c) the Information is or becomes public knowledge without fault of the receiving party or (d) the receiving party is required by applicable law or court order to disclose the Information.

14. UNAUTHORIZED DISCLOSURE OF INFORMATION: Each party acknowledges that a violation by it of Section 13 would be a material violation of this Services Agreement and would cause irreparable harm to the other party for which money damages would be an inadequate remedy. Accordingly, except as provided otherwise in Section 13, if it appears that RTI or the Client has disclosed (or has threatened to disclose) Information in violation of this Services Agreement, the other party shall be entitled to an injunction to restrain the disclosing party from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

15. CONFIDENTIALITY AFTER TERMINATION: The confidentiality provisions of this Services Agreement shall remain in full force and effect for a period of six months after the termination of this Services Agreement.



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16. SERVICES TO OTHER PARTIES: The Client and RTI each acknowledge and agree that RTI may provide consulting or other services to other parties during the term of this Services Agreement. However, RTI is bound by the confidentiality and disclosure provisions of this Services Agreement, and RTI may not use the Information of the Client, directly or indirectly, for the benefit of third parties in violation of this Services Agreement.

17. NON-COMPETE AGREEMENT: RTI agrees and covenants that for a period of six months following the termination of this Services Agreement, in the event of RTI's voluntary termination of this Services Agreement, RTI will not directly or indirectly engage in any business competitive with Transit-Media's public transportation and transit products and services business, as conducted on the effective date of this Services Agreement. This covenant shall apply to the geographical areas included in the Territory, as described on Attachment A. Directly or indirectly engaging in any competitive business means (i) engaging in a business as owner, partner, or agent; or (ii) becoming an employee of any third party that is engaged in such business; or (iii) soliciting any customer of Transit-Media for the benefit of a third party that is engaged in such business. In the event of termination of this Services Agreement by the Client, RTI shall not be subject to this section.

18. RETURN OF RECORDS: Upon termination of this Services Agreement, RTI shall, upon request, deliver all records, notes, data, memorandum, models and equipment of any nature that are in RTI's possession or under RTI's control and that are Transit-Media's property or relate to Transit-Media's business.

19. NOTICES: All notices required or permitted under this Services Agreement shall be in writing and shall be sent by telecopy or by a courier service that guarantees overnight delivery, addressed as follows:

If to the Client:

         Digital Recorders, Inc.
         J. Phillips L. Johnston, Chairman and CEO
         4900 Prospectus Drive, Suite 1000
         Durham, North Carolina  27713
         Fax no.:  919-361-9847

If to RTI:

         Robinson Turney International, Inc.
         David L. Turney, Principal
         800 East Campbell Road
         Suite 155, Box 10
         Richardson, Texas 75081
         Fax no.: 214-479-1506

         Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above. The date of delivery to such a courier service or of telecopying shall be deemed to be the effective date on which notice was given, provided that all telecopies shall contain a provision requiring confirmation of receipt and shall not be effective unless confirmation of receipt is received within 24 hours of transmission.

         Except to the extent expressly stated otherwise in this Agreement, notice to Digital


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Recorders at such address shall be deemed to be notice to both
Digital Recorders and Transit Media and shall satisfy any obligation hereunder of RTI to provide notice to the Client.

20. ENTIRE AGREEMENT: This Services Agreement contains the entire agreement of the parties related to the Services. This Services Agreement supersedes any prior written or oral agreements between the parties.

21. AMENDMENT: This Services Agreement may be modified or amended only by means of a written instrument signed by the parties.

22. SEVERABILITY: If any provision of this Services Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Services Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

23. WAIVER OF CONTRACTUAL RIGHT: The failure of either party to enforce any provision of this Services Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with such provision or any other provision of this Services Agreement.

24. APPLICABLE LAW: This Services Agreement shall be governed by the laws of the State of Texas. Exclusive venue and jurisdiction of any dispute or suit arising hereunder shall lie with the courts of the State of Texas located in Dallas County, Texas, or the federal courts located in the Northern District of Texas and, without limiting the foregoing, such courts shall have authority to enforce the injunctive relief provisions of Section 14 and the dispute resolution provisions of Section 25.

25. DISPUTE RESOLUTION: Except for the provision for injunctive relief contained in Section 14, the parties agree to engage in binding arbitration for resolution of all disputes arising out of or relating to this Services Agreement or the performance or failure of performance hereunder. Such arbitration shall be conducted in Dallas County, Texas pursuant to the expedited procedures of and in accordance with the rules of the American Arbitration Association. The arbitrator shall be mutually selected by the parties or, if they cannot agree on such selection, the Client and RTI each shall designate one arbitrator to represent it in the selection process and the two arbitrators shall appoint a third arbitrator who shall arbitrate such dispute. Such selection process shall be completed within 30 days from the date on which arbitration is requested by either party. The arbitrator selected shall, if reasonably possible, be one who is familiar with the commercial and manufacturing practices of the public transportation and transit passenger information display industry. The arbitrator's award shall be final and binding on the parties hereto and enforceable by either party in any court of competent jurisdiction. The parties agree that each party will bear its own costs of such arbitration (including attorneys' fees and expenses), regardless of the decision rendered by the arbitrator.


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         IN WITNESS WHEREOF, the parties hereto have executed this Services
Agreement as of the date first written above.

                                          DIGITAL RECORDERS, INC.



                                          By:
                                              J. Phillips L. Johnston
                                              Chairman and CEO

                                          TRANSIT-MEDIA GmbH



                                          By:
                                              Robert Huber, Managing Director

                                          ROBINSON TURNEY INTERNATIONAL, INC.



                                          By:
                                                   David L. Turney, Principal

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


                                  Attachment A

                                  The Territory



HONG KONG


SINGAPORE


EASTERN AND WESTERN EUROPE



Albania                      Greece                  Russia
Andorra                      Hungary                 Serbia
Armenia                      Iceland                 Slovakia
Austria                      Ireland                 Slovenia
Azerbaijan                   Italy                   Spain
Belarus, Republic of         Latvia, Republic of     Sweden
Belgium                      Liechtenstein           Switzerland
Bosnia and Herzegovina       Lithuania               Turkey
Bulgaria                     Luxembourg              Ukraine
Byelarus                     Macedonia               United Kingdom - list of
Croatia                      Madeira                 political entities included
Cyprus                       Malta                       Channel Islands
Czech Republic               Moldova                     England
Denmark                      Monaco                      Gibraltar
   Greenmark (has            Montenegro                  Isle of Man
   home rule)                Netherlands, The            Northern Ireland
Estonia                      Norway                      Scotland
Finland                      Poland                      Wales
France                       Portugal                Yugoslavia
Germany                      Romania

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